Exhibit 10.20

AGILENT TECHNOLOGIES, INC.
2018 STOCK PLAN
STOCK OPTION AWARD AGREEMENT

THIS STOCK OPTION AWARD AGREEMENT, including any additional terms for your country in the Country Specific Addendum attached hereto (collectively, this “Award Agreement”),dated as of the date of grant (the “Grant Date”) indicated in your account maintained by the company providing administrative services in connection with the Plan (as defined below) (the “External Administrator”), between Agilent Technologies, Inc., a Delaware corporation (the “Company”), and you as an individual who has been granted a stock option pursuant to the Agilent Technologies, Inc. 2018 Stock Plan, as amended (the “Awardee”) is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the Agilent Technologies, Inc. 2018 Stock Plan, as amended (the “Plan”), and a description of the terms and conditions of the Plan is set forth in the U.S. Plan prospectus (the “Prospectus”).  A copy of the Prospectus is available at https://agilent.sharepoint.com/sites/emi/Shared%20Documents/2018_rsu_stock_plan_prospectus_en.pdf and also on your External Administrator website.  A copy of the Plan document can be viewed at https://agilent.sharepoint.com/sites/emi/Shared%20Documents/2018_rsu_stock_plan_document_as_amended_en.pdf and will also be made available upon request; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its authorized delegate(s) determined that the Awardee shall be granted an option under the Plan as hereinafter set forth;

NOW THEREFORE, the parties hereby agree that the Company grants the Awardee an option (“Option”) to purchase the number of shares of the Company’s $0.01 par value voting Common Stock indicated in the Awardee’s External Administrator account subject to the terms and conditions set forth herein and in the Plan.

1.                    Governing Document.  This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

2.                    Option Price.  The Option price shall be equal to the Fair Market Value (as defined in the Plan document) of the underlying shares on the Grant Date, unless otherwise required by local law as noted on the Addendum. The Option price for this grant is indicated in the Awardee’s External Administrator account.

3.                    Non-Transferability of Option.  This Option is not transferable by the Awardee except by will or the laws of descent and distribution. During the Awardee’s lifetime, only the Awardee can exercise this Option. This Option may not be transferred, assigned, pledged or hypothecated by the Awardee during his or her lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.                    Vesting.  So long as the Awardee retains status as an Awardee Eligible to Vest as such term is defined in the Plan, this Option will vest in whole or in part, in accordance with the following vesting schedule: 25% per year for 4 years.

An Awardee loses status as an Awardee Eligible to Vest when certain events occur, including but not limited to, termination of employment with the Company or transfer of employment from the Company.  If an individual ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Sections 4(a), (b), (c) and (d) below, the Awardee’s unvested Option shall terminate immediately. If, for any reason, the Awardee does not exercise his or her vested Option within the appropriate exercise period set forth in Section 7 below, the Option shall automatically terminate, and the underlying shares covered by such Option shall revert to the Plan.

(a)   Continued Vesting Upon Termination.  Notwithstanding any provision in the Plan to the contrary, if the Awardee voluntarily terminates Service on or after such time as the sum of the Awardee’s age and years of Service equals or exceeds 75 years and the Awardee has attained the minimum age of 60, the Option shall continue to vest in accordance with the vesting schedule set forth in Section 4(a) above. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Awardee’s jurisdiction that would likely result in the favorable treatment applicable to the Option pursuant to this Section 4(a) being deemed unlawful and/or discriminatory, then the Company will not apply the favorable treatment at the time of the Awardee’s termination of Service, and the Option shall be forfeited immediately upon Awardee’s termination of Service.

(b)   Disability of Awardee.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of the Awardee’s total and permanent disability, all unvested Options shall immediately vest.

(c)   Death of Awardee.  If the Awardee dies while an Employee or after Awardee voluntarily terminates Service under section 4(a) above, all unvested Options shall immediately vest.

(d)   Voluntary Severance Incentive Program.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of participation in the Company’s or its Subsidiary’s voluntary severance incentive program approved by the Board or Executive Committee, any unvested Option shall immediately vest.

5.                    Term of the Option.  This Option will expire ten (10) years from the Grant Date, unless sooner terminated, forfeited, or canceled in accordance with the provisions of the Plan. This means that the Option must be exercised, if at all, on or before the expiration date.  This expiration date is indicated in the Awardee’s External Administrator account.  The Awardee is responsible for keeping track of this date and will not receive any prior notification of the expiration date from the Company.

6.                    Exercise of the Option.  Options may be exercised in any manner permitted by the External Administrator, and will be subject to such administrator’s fees and procedures.  The Company reserves the right to limit availability of certain methods of exercise as it deems necessary, including those limitations set forth in the Addendum to this Award Agreement.

7.                    Termination of Employment.  Any unvested portion of the Option shall be terminated immediately when the Awardee ceases to be an Awardee Eligible to Vest, unless the Awardee ceases to be an Awardee Eligible to Vest due to the Awardee’s death, total and permanent disability, under the section 4(a) above or participation in the Company’s Workforce Management Program.  Except as the Committee may otherwise determine, termination of the Awardee’s employment or service for any reason shall occur on the date such Awardee ceases to perform services for the Company or any Affiliate without regard to whether such Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination or, with respect to a member of the Board who is not also an employee of the Company or any Subsidiary, the date such Awardee is no longer a member of the Board.

All rights of the Awardee in this Option, to the extent that it has vested but has not been exercised, shall terminate on the earlier of the expiration date or three (3) months after the Awardee loses status as an Awardee Eligible to Vest, except where the Awardee loses such status because of death, voluntary termination of Service under section 4(a) above or permanent and total disability. In the event of the Awardee’s death, his or her legal representative or designated beneficiary shall have the right to exercise the Awardee’s right under this Option.  The representative or designee must exercise the Option before the earlier of the expiration date or one (1) year after the death of the Awardee, and shall be bound by the provisions of the Plan.  In case of permanent and total disability, the Awardee retains rights in this Option until the earlier of the expiration date or three (3) years from the date thereof. In the case of voluntary termination of Service under section 4(a) above, the Awardee retains rights in this Option until the expiration date; provided that in the event of such Awardee’s death prior to the expiration date, his or her legal representative or designated beneficiary shall have the right to exercise the Awardee’s right under this Option before the earlier of the expiration date or one (1) year after the death of the Awardee as set forth above.

Notwithstanding any provision in the Plan to the contrary, if an Awardee terminates employment due to death, total and permanent disability, or due to participation in the Company’s Workforce Management Program, the Option shall vest in full and if an Awardee terminates employment under section 4(a) above, the Option shall continue to vest in accordance with the vesting schedule set forth in Section 4(a) above.

In the event of a Change of Control of the Company (as defined in Section 18(c) of the Plan or any successor), the Option shall vest in full immediately prior to the closing of the transaction.  The foregoing shall not apply where the Option is assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued stock options shall be able to acquire such publicly traded securities. If the Option is assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor in connection with a Change of Control, such assumed, converted or replaced Option shall be eligible to vest in accordance with the terms of this Award Agreement and any written change in control agreement or plan applicable to the Awardee (if any).

8.                    Restrictions on Sale of Shares of Common Stock.  The Company shall not be obligated to issue any Shares pursuant to this Option unless the Shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws.

9.                    Responsibility for Taxes.  Regardless of any action the Company or the Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), the Awardee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Awardee is and remains the Awardee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Awardee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Awardee’s liability for Tax-Related Items. Further, if the Awardee is subject to Tax-Related Items in more than one jurisdiction, the Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Awardee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items withholding obligations of the Company and/or the Employer.  In this regard, the Awardee authorizes the Company and/or the Employer, at their sole discretion to satisfy the obligations with regard to all applicable Tax-Related Items legally payable by one or a combination of the following: (1) withholding from the Awardee’s wages or other cash compensation paid to the Awardee by the Company and/or the Employer; (2) withholding from proceeds of the sale of Shares acquired upon exercise of the Option; (3) arranging for the sale of Shares acquired upon exercise of the Option (on the Awardee’s behalf and at the Awardee’s discretion pursuant to this authorization); or (4) withholding in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.  If the obligation for the Awardee’s Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Awardee is deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of this Option.

The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Awardee’s jurisdiction(s). In the event of over-withholding, the Awardee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Awardee may seek a refund from the local tax authorities. In the event of under-withholding, the Awardee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.

Finally, the Awardee will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Awardee’s participation in the Plan or the Awardee’s purchase of Shares that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the Shares if the Awardee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

10.              Adjustment.  The number of Shares subject to this Option and the Option price of such shares may be adjusted by the Company from time to time pursuant to the Plan.

11.              Nature of the Option.  By accepting the grant of this Option, the Awardee acknowledges and agrees that:

(i)                          the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(ii)                       the grant of an option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(iii)                    all determinations with respect to any future option grants, including, but not limited to, the times when options shall be granted, the maximum number of shares subject to each option and the option price, will be at the sole discretion of the Company;

(iv)                   participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Awardee’s employment relationship at any time;

(v)                      participating in the Plan is voluntary;

(vi)                   the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Awardee’s employment contract, if any;

(vii)                the Option, the Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for purposes of, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;

(viii)             in the event the Awardee is not an employee of the Company, the Option will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Subsidiary or Affiliate;

(ix)                     the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(x)                        if the underlying Shares do not increase in value, the Option will have no value;

(xi)                     if the Awardee exercises the Option and acquires Shares, the value of those Shares acquired may increase or decrease, even below the Option price;

(xii)                  in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares acquired under the Option resulting from termination of the Awardee’s employment by the Company or the Employer and the Awardee irrevocably releases the Company and the Employer from any such claim that may arise;

(xiii)               the vesting of any Option ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility to vest for any reason, except as may otherwise be explicitly provided in the Plan document or this Award Agreement;

(xiv)              the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Awardee’s participation in the Plan, the exercise of the Option or the purchase or sale of Shares under the Plan;

(xv)                 the Awardee is advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan; and

(xvi)              the Awardee acknowledges that this Award Agreement is between the Awardee and the Company, and that the Employer is not a party to this Award Agreement.

12.     Data Privacy. Upon participation in the Stock Plan, the Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s Personal Data, as described below. The Awardee understands that the Company, the Employer and the External Administrator may collect, use, and transfer Personal Data for the purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee hereby understands that the Company and the Employer hold and will process certain Personal Data about the Awardee, including, but not limited to:
•the Awardee’s name, date of birth, nationality, passport or similar identification numbers, hire date, division code, location code, date of employment termination, job title, employee identification number, social insurance number or other government issued identification numbers;
•contact information such as: home address, telephone number, email address; and
•financial information such as salary, any Shares or directorships held in the Company or any Subsidiary or Affiliate, details of all Stock Awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor.
The Awardee's personal data will be retained by the Company in accordance with the time periods and in the format specified in the General Retention Schedule. In the following circumstances, the Awardee's personal data may be retained for longer than the specified periods:
•as required by law or court order; and
•as needed to defend or pursue legal claims.
The Awardee hereby understands that:
•Personal Data may be transferred to third parties (including the External Administrator) assisting in the implementation, administration and management of the Plan.

•This may include any transfer of Personal Data as may be required to a broker or other third party with whom the Awardee may elect to deposit any Shares acquired upon vesting of the Stock Award.
•Third party recipients may be located in the Awardee’s country or elsewhere, such as outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than the Awardee’s country.
•All such transfers of Personal Data will be made in accordance with the Company’s Intercompany Agreement for the Transfer of Data, which includes by reference where applicable, the European Commission’s model contracts for the transfer of personal data to third countries, pursuant to Commission Decision of 4 June 2021 (C/2021/3972).
The Awardee hereby understands that they may make a request with respect to their Personal Data by completing the form located here. Awardee may instead contact data-protection.officer@agilent.com or call toll-free at +1-888-914-9661 and type in 129212 when prompted.
The Awardee understands that they are providing the consents herein on a purely voluntary basis. If the Awardee does not consent, or if they later seek to revoke consent, their employment status or service with the Employer will not be affected by reason of this refusal to consent. However, if the Awardee refuses or withdraws consent, the Company will not be able to grant or maintain Stock Awards or other equity awards to the Awardee or administrator. Therefore, the Awardee understands that refusing or withdrawing consent may affect their ability to participate in the Plan. For more information on the consequences of the Awardee’s refusal to consent or withdrawal of consent, the Awardee understands that they may contact their local human resources representative.
Finally, upon request of the Company or the Employer, the Awardee agrees to provide an executed data protection and privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Awardee for the purpose of administering the Awardee’s participation in the Plan in compliance with applicable data protection and privacy laws. The Awardee understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
Awardee may view the Company’s broader Employee Privacy Notice here or contact our Data Protection Officer for inquiries in relation to this Notice at:
data-protection.officer@agilent.com
+1 408 553 4323
5301 Stevens Creek Boulevard,
Santa Clara, CA 95051,
United States.

13.              No Rights Until Issuance.  The Awardee shall have no rights hereunder as a shareholder with respect to any shares subject to this Option until the date that Shares are issued to the Awardee upon exercise of the Option.

14.              Recoupment.  This Option is subject to recoupment in accordance with the provisions of any clawback policy implemented by the Company, including without limitation, any clawback policy adopted to comply with Applicable Law, including the listing standards of any national securities exchange or association on which the Company’s securities are listed and as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

15.              Administrative Procedures.  The Awardee agrees to follow the administrative procedures that may be established by the Company and/or the External Administrator for participation in the Plan which may include a requirement that the shares issued upon vesting be held by the External Administrator until the Awardee disposes of such shares.  The Awardee further agrees that the Company may determine the actual method of withholding for Tax-Related Items as described in Section 9 above.  Awardee agrees to update the Company with respect to Awardee’s home address, contact information and any information necessary for the Company or one of its affiliates to process any required tax withholding or reporting related to this Option.

16.              Entire Agreement; Amendment.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.  Otherwise, this Option may be amended as provided in the Plan.

17.              Governing Law and Venue.  This Award Agreement is governed by and construed according to the internal substantive laws, but not the choice of law rules, of the State of Delaware as provided in the Plan.  Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.

18.              Binding Agreement; Interpretation.  By accepting the grant of this Option evidenced hereby, the Awardee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement.  The Awardee has reviewed the Prospectus and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Option and fully understands all provisions of the Prospectus and Award Agreement.  The Awardee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement.

19.              Language.  By electing to accept this Award Agreement, the Awardee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Awardee to understand the terms and conditions of this Award Agreement. Further, if the Awardee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.              Electronic Delivery and Participation.  The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under (and participation in) the Plan or future awards that may be granted under the Plan by electronic means or to request the Awardee’s consent to participate in the Plan by electronic means.  The Awardee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.         Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.              Acceptance and Rejection.  This Award Agreement is one of the documents governing this Option, which the Awardee must accept or reject online through the External Administrator’s website.  In certain countries, the Awardee must also sign and return an executed Award Agreement to the Company’s Shareholder Records department, in addition to the online acceptance.

23.              Country-Specific Addendum.  Notwithstanding any provision herein, the Awardee’s participation in the Plan shall be subject to any special terms and conditions as set forth in the Country-Specific Addendum for the Awardee’s country of residence, if any. Moreover, if the

Awardee relocates to one of the countries included in the Country-Specific Addendum, the special terms and conditions will apply to the Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country-Specific Addendum constitutes part of this Award Agreement.

24.     Imposition of Other Requirements. The Company reserves the right to impose other requirements or terms and conditions (which may be set forth in but are not limited to the Country-Specific Addendum hereto) on the Awardee’s participation in the Plan, the Option and any Shares acquired thereunder, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.

25.     Insider Trading / Market Abuse Laws. The Awardee may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and the Awardee’s country or his or her broker’s country, if different, which may affect the Awardee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Options) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as the Awardee is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Awardee placed before he or she possessed inside information. Furthermore, the Awardee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Awardee acknowledges that it is the Awardee’s responsibility to comply with any applicable restrictions and the Awardee should speak with his or her personal legal advisor on this matter.

26.          Foreign Asset/Account Reporting; Exchange Control. The Awardee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Awardee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in an account outside the Awardee’s country. The Awardee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Awardee also may be required to repatriate sale proceeds or other funds received as a result of Awardee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Awardee acknowledges that it is his or her responsibility to comply with such regulations, and the Awardee should consult his or her personal legal advisor for any details.

AGILENT TECHNOLOGIES, INC. By Mike McMullen President and Chief Executive Officer

COUNTRY-SPECIFIC ADDENDUM

ADDITIONAL TERMS AND CONDITIONS OF THE
AGILENT TECHNOLOGIES, INC. 2018 STOCK PLAN
STOCK OPTION AWARD AGREEMENT
FOR NON-U.S. EMPLOYEES
This Country-Specific Addendum includes additional terms and conditions that govern the Option granted to the Awardee under the Plan if the Awardee resides in one of the countries listed herein. Certain capitalized terms used but not defined in this Country-Specific Addendum have the meanings set forth in the Plan and/or the Award Agreement.
This Country-Specific Addendum also includes information regarding exchange controls and certain other issues of which the Awardee should be aware with respect to the Awardee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Awardee not rely on the information in this Country-Specific Addendum as the only source of information relating to the consequences of the Awardee’s participation in the Plan because the information may be out of date at the time that the Awardee exercises the Options or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Awardee’s particular situation, and the Company is not in a position to assure the Awardee of a particular result. Accordingly, the Awardee should seek appropriate professional advice as to how the relevant laws in the Awardee’s country may apply to his or her situation.
Finally, if the Awardee is a citizen or resident of a country other than the one in which the Awardee is currently working, transfers employment and/or residency after the Option is granted, or is considered a resident of another country for local law purposes, the notifications contained herein may not apply to him or her and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Awardee.
COUNTRY-SPECIFIC LANGUAGE
Below please find country specific language that applies to Awardees in the following countries: Australia, Belgium, Brazil, Canada, China, Denmark, France, Hong Kong, Israel, Italy, Japan, Malaysia, Mexico, New Zealand, Russia, Singapore, South Korea, Spain, Switzerland, Taiwan, and the United Kingdom, with the exception of the Data Privacy Notice which applies to Awardees in Austria, Belgium, Brazil, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Spain, Sweden and the United Kingdom, and the California Consumer Privacy Act Notice which applies to Awardees that are residents of the State of California in the United States.

AUSTRALIA
Securities Law Notice. If the Awardee acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Awardee should obtain legal advice on his or her disclosure obligations prior to making any such offer.
Tax Information. Subdivision 83A-C of the Income Tax Assessment Act, 1997, applies to Options granted under the Plan, such that the Options are intended to be subject to deferred taxation.
BELGIUM

Tax Considerations.  A copy of the Grant Notification, Acceptance Form and Belgian Tax Undertaking Agreement in addition to this Award Agreement are available at http://stockoptions.corporate.agilent.com.  The Awardee should consult his or her personal tax advisor with respect to completing the additional forms.  The Awardee acknowledges that he or she must sign and return this Award Agreement and the additional forms in order for such documents to be effective.

The Awardee may choose to accept the Option within 60 days of the date of the offer or after 60 days of the date of the offer. This choice will affect the tax treatment of the offer as explained in the Belgian Grant documents.

The Awardee is required to report any taxable income attributable to the Option on his or her annual tax return.  In addition, the Awardee is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BRAZIL
Compliance with Law. By accepting the Option, the Awardee acknowledges his or her agreement to comply with applicable Brazilian laws and to report and pay any and all applicable taxes associated with the Option, the receipt of any dividends and the sale of Shares acquired under the Plan.
Nature of the Award. This provision supplements Section 12 (Nature of the Award) of the Award Agreement.
By participating in the Plan, the Awardee acknowledges, understands and agrees that (i) the Awardee is making an investment decision, (ii) Shares will be issued to the Awardee only if he or she remains in Service through each vesting date, and (iii) the value of the Shares is not fixed and may increase or decrease in value without compensation to the Awardee.
CANADA
Method of Exercise. Notwithstanding Section 6 of the Award Agreement, the Awardee is not permitted to pay the Option price or any Tax-Related Items with previously-owned Shares or with Shares to be issued
Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. The Awardees are encouraged to seek legal advice prior to any resale of such securities. In general, Awardees resident in Canada may resell their securities in transactions carried out on exchanges outside of Canada.

The following provision will apply to residents of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.

CHINA
Cashless Exercise Restriction.  Notwithstanding anything to the contrary in the Award Agreement or the Prospectus, due to legal restrictions in China, the cash exercise method is not available in China. This Option may only be exercised using the full cashless method such that all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Option price, any Tax-Related Items and any broker’s fees or commissions, will be remitted to the Awardee in cash only in accordance with any applicable exchange control laws and regulations and following the procedures established by the External Administrator.  The Company reserves the right to provide the Awardee with additional methods of exercise depending on the development of local law.

Repatriation Requirement. All proceeds received upon the sale of Shares and dividends that an Awardee may receive under the Option must be immediately repatriated to China. The Awardee understands and agrees that all proceeds from the Option will first be sent to the designated SAFE bank account of the Company. Further, if the proceeds are converted to local currency, the Awardee acknowledges that the Company (including its Subsidiaries) are under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency and transferring the proceeds to the Awardee due to exchange control and/or other regulatory restrictions in China. The Awardee agrees to bear the risk of any currency conversion rate fluctuation between the date that sale proceeds are delivered to the special bank account and the date of conversion of the proceeds to local currency. The Awardee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Vesting. This provision replaces Section 4(a) of the Award Agreement in its entirety:
(a)    Notwithstanding any provision in the Plan to the contrary, if the Awardee voluntarily terminates Service on or after such time as the sum of the Awardee’s age and years of Service equals or exceeds 75 years, any unvested portion of the Option will be fully vested and be automatically exercised using the full cashless method such that all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Option price, any Tax-Related Items and any broker’s fees or commissions, will be remitted to the Awardee in cash only in accordance with any applicable exchange control laws and regulations and following the procedures established by the External Administrator.

DENMARK
Additional Documents. A copy of the Employer Statement has also been provided to the Awardee in addition to this Award Agreement.

FRANCE
Recoupment. Section 14 of the Award Agreement shall apply to the extent permitted under Applicable
Law.
Consent to Receive Information in English. By accepting the Option, Awardee confirms having read and understood the documents related to the Option (the Plan as amended by the French Plan and this Award agreement) which were provided in the English language. Awardee accepts the terms of these documents accordingly.
Consentement Relatif à l'Utilisation de l'Anglais. En acceptant l'Attribution (« Option »), le Bénéficiaire confirme avoir lu et compris les documents relatifs à l'Attribution (le Plan tel qu’amendé par le Plan pour la France et ce Contrat d’Attribution) qui ont été remis en anglais. Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.
HONG KONG
Securities Law Notice. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Awardee should exercise caution in relation to the offer. If the Awardee is in any doubt about any of the contents of the Award Agreement, including this Country-Specific Addendum, or the Plan, the Awardee should obtain independent professional advice. Neither the grant of the Option nor the issuance of Shares upon exercise constitutes a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries or Affiliates. The Award Agreement, including this Country-Specific Addendum, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company and its Subsidiaries and Affiliates and may not be distributed to any other person.
Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, the Awardee agrees that, in the event that any portion of the Option becomes vested and the Shares are issued prior to the six-month anniversary of the Grant Date, the Awardee will not sell any Shares acquired upon exercise prior to the six-month anniversary of the Grant Date.
ISRAEL
Shares must be held with the External Administrator. The Company has designated a third-party to provide administrative services in connection with the Plan (the “External Administrator”). Pursuant to its authority under the Plan, the Company will require that the Awardee hold any Shares issued to an Awardee in connection with the exercise of the Option with the External Administrator until such time as the Awardee sells the Shares. Until the Awardee decides to sell the Shares issued pursuant to the exercise of the Option, the Awardee cannot transfer the Shares to an account with another broker or request that share certificates be issued to the Awardee.
ITALY
Plan Document Acknowledgment. By accepting the Option, the Awardee acknowledges that (a) the Awardee has received the Plan and this Award Agreement; (b) the Awardee has reviewed these documents in their entirety and fully understands the contents thereof; and (c) the Awardee accepts all provisions of the Plan and this Award Agreement. The Awardee further acknowledges that the Awardee has read and specifically and expressly approves, without limitation, the following sections of this Award Agreement: “Termination of Employment or Service”; “Nontransferability of Option”; “Restrictions on Issuance of Shares”; “Responsibility for Taxes”; “Nature of the Award”; “Data Privacy” as replaced by the above provision; “No Rights Until Issuance”; “Governing Law and Venue”; “Language”; “Electronic Delivery and Participation”; and “Recoupment”.
JAPAN
Recoupment. Section 14 of the Award Agreement shall apply to the extent permitted under Applicable Law.
Exchange Control Information: If Shares valued at more than ¥100,000,000 are acquired in a single transaction, a Securities Acquisition Report must be filed with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition of the Shares.
In addition, if an individual in Japan pays more than ¥30,000,000 in a single transaction to exercise the Option and acquire Shares, a Payment Report must be filed with the MOF (through the Bank of Japan or the bank carrying out the transaction). The precise reporting requirements vary depending on the bank handling the payment.
A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount that an individual in Japan pays on a one-time basis upon exercising the Option and acquiring Shares exceeds ¥100,000,000, the individual must file both a Payment Report and a Securities Acquisition Report.
MALAYSIA
Director Notification Requirement. If the Awardee is a director of a Malaysian Subsidiary or Affiliate of the Company, the Awardee is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when the Awardee receives an interest (e.g., Option, Shares) in the Company or any related companies. In addition, the Awardee must notify the Malaysian Subsidiary or Affiliate when the Awardee sells Shares in the Company or any related company (including when the Awardee sells Shares acquired under the Plan). These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.
MEXICO
Labor Law Policy and Acknowledgment. In accepting the grant of the Option, the Awardee expressly recognizes that Agilent Technologies, Inc., with registered offices at 5301 Stevens Creek Boulevard, Santa Clara, California 95051, United States of America, is solely responsible for the administration of the Plan and that the Awardee’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Awardee and Agilent Technologies, Inc. since the Awardee is participating in the Plan on a wholly commercial basis and the Awardee’s sole employer is Agilent Technologies Mexico, S. de R.L. de C.V., Av. Insurgentes Sur no. 1602, Suite 801, Mexico City, Mexico CP 03940 (“Agilent-Mexico”). Based on the foregoing, the Awardee expressly recognizes that the Plan and the benefits that the Awardee may derive from participating in the Plan do not establish any rights between the Awardee and the Employer, Agilent-Mexico, and do not form part of the employment conditions and/or benefits provided by Agilent-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Awardee’s employment.
The Awardee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Agilent Technologies, Inc.; therefore, Agilent Technologies, Inc. reserves the absolute right to amend and/or discontinue the Awardee’s participation at any time without any liability to the Awardee.
Finally, the Awardee hereby declares that the Awardee does not reserve to himself or herself any action or right to bring any claim against Agilent Technologies, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Awardee therefore grants a full and broad release to Agilent Technologies, Inc., its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Aceptando la Option, el Participante reconoce que Agilent Technologies, Inc. y sus oficinas registradas en 5301 Stevens Creek Boulevard, Santa Clara, California 95051, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la compra de Acciones no constituye de ninguna manera una relación laboral entre el Participante y Agilent Technologies, Inc., toda vez que la participación del Participante en el Plan deriva únicamente de una relación comercial con Agilent Technologies, Inc., reconociendo expresamente que el único empleador del Participante lo es Agilent Technologies Mexico, S. de R.L. de C.V., Blvd. Av. Insurgentes Sur no. 1602, Suite 801, Mexico City, Mexico CP 03940 (“Agilent-México”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el Participante y su empleador, Agilent-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Agilent-México, y expresamente el Participante reconoce que cualquier modificación al Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del Participante.
Asimismo, el Participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de Agilent Technologies, Inc., por lo tanto, Agilent Technologies, Inc. se reserva el derecho absoluto para modificar y/o terminar la participación del Participante en cualquier momento, sin ninguna responsabilidad para el Participante.
Finalmente, el Participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Agilent Technologies, Inc., por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Participante otorga un amplio y total finiquito a Agilent Technologies, Inc., sus Entidades Relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

NEW ZEALAND
Securities Law Notice. Warning: This is an offer of rights to receive Shares underlying the Option. Options give Awardees a stake in the ownership of the Company. The Awardee may receive a return if dividends are paid on the Shares.
If the Company runs into financial difficulties and is wound up, the Awardee will be paid only after all creditors and holders of preferred shares have been paid. The Awardee may lose some or all of his or her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Awardee may not be given all the information usually required. The Awardee will also have fewer other legal protections for this investment.
The Awardee should ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.
The Shares are quoted or approved for trading on the New York Stock Exchange (“NYSE”). This means that, if the Awardee exercises the Option and Shares are acquired by the Awardee, the Awardee can sell his or her investment on the NYSE if there are buyers for it. If the Awardee sells his or her investment, the price he or she receives may vary depending on factors such as the financial condition of the Company. The Awardee may receive less than the full amount that he or she paid for it, if anything.
For information on risk factors impacting the Company’s business that may affect the value of the Shares, the Awardee should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://investor.agilent.com.
For more details on the terms and conditions of the Option, please refer to this Award Agreement, the Plan and the prospectus which are available on the External Administrators website and free of charge on request via email to agilent_globalequity@agilent.com.
As noted above, the Awardee should carefully read the materials provided before making a decision whether to participate in the Plan. The Awardee should also contact his or her tax advisor for specific information concerning Awardee’s personal tax situation with regard to Plan participation.
RUSSIA
Shares must be held with the External Administrator. The Company has designated a third-party to provide administrative services in connection with the Plan (the “External Administrator”). Pursuant to its authority under the Plan, the Company will require that the Awardee hold any Shares issued to Awardee in connection with the exercise of the Option with the External Administrator until such time as the Awardee sells the Shares. Until the Awardee decides to sell the Shares issued pursuant to the exercise of the Option, the Awardee cannot transfer the Shares to an account with another broker or request that share certificates be issued to the Awardee.

Securities Law Notice. The Award Agreement, the Option, the Plan and all other materials the Awardee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of Shares under the Plan has not and will not be registered in Russia and, therefore, the Shares described in any Plan documents may not be offered or placed in public circulation in Russia.
In no event will Shares acquired upon exercise of the Option be delivered to you in Russia; all Shares acquired upon exercise of the Option will be maintained on the Awardee’s behalf outside of Russia.
The Awardee is not permitted to sell Shares directly to a Russian legal entity or resident.
SINGAPORE
Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in the Plan materials, the Awardee agrees that, in the event that any portion of the Option is exercised and the Shares are issued prior to the six-month anniversary of the Grant Date, the Awardee will not sell any Shares acquired upon exercise / settlement prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemption under Part XIII Division I Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).
Securities Law Notice. The grant of the Option is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the SFA and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
CEO / Director Notification Requirement. If the Awardee is the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Singapore Subsidiary or Affiliate he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., Option, Shares, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming the CEO or a director.
SPAIN
Labor Law Acknowledgment. This provision supplements Section 12 (Nature of the Award) of the Award Agreement:
In accepting the Option, the Awardee acknowledges that the Awardee consents to participation in the Plan and has received a copy of the Plan.
The Awardee understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Option under the Plan to individuals who may be employees of the Company or its Affiliates or Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any of its Affiliates or Subsidiaries. Consequently, the Awardee understands that the Option is granted on the assumption and condition that the Option and any Shares acquired upon exercise of the Option shall not become a part of any employment contract (either with the Company or any of its related entities) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.
Additionally, the Awardee understands that the exercise of the Option is expressly conditioned on the Awardee’s continued and active rendering of Service to the Company or a Subsidiary or Affiliate such that if the Awardee’s Service is terminated for any reason (including for the reasons listed below but with the exception of the circumstances specified in Section 4(b)-(d) of the Award Agreement), the Award will cease vesting immediately effective as of the date the Awardee’s Service is terminated.  This will be the case, for example, even if (a) the Awardee is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (b) the Awardee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) the Awardee’s Service is terminated due to a change of work location, duties or any other employment or contractual condition; (d) the Awardee’s Service is terminated due to unilateral breach of contract of the Company or any of its Subsidiaries or Affiliates; or (e) the Awardee’s Service is terminated for any other reason (with the exception of the circumstances specified in Section 4(a)-(d) of the Award Agreement).  Consequently, upon termination of Service for any of the above reasons, the Awardee will automatically lose any rights to the Option to the extent that it has not yet become vested as of the date the Awardee’s Service is terminated, as described in the Award Agreement.  The Awardee acknowledges that he or she has read and specifically accepts the conditions referred to above and in Section 4 of the Award Agreement.
Finally, the Awardee understands that this grant would not be made to the Awardee but for the assumptions and conditions referred to above; thus, the Awardee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Option shall be null and void.
Securities Law Acknowledgment. The Option and the Shares subject to the Option do not qualify under Spanish regulation as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement has not been nor will be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
SWITZERLAND
Securities Law Notice. Neither this document nor any other materials relating to the Option (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
TAIWAN
Securities Law Notice. The offer of participation in the Plan is available only for employees of the Company and its Subsidiaries or Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

UNITED KINGDOM
Responsibility for Taxes. The following provision supplements Section 9 (Responsibility for Taxes) of the Award Agreement:
“Without limitation to Section 9 of the Award Agreement, the Awardee agrees that the Awardee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Awardee also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Awardee’s behalf.
Notwithstanding the foregoing, if the Awardee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by the Awardee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Awardee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Awardee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Awardee by any of the means referred to in Section 7 of the Award Agreement.”
Joint Election. As a condition of the Awardee’s participation in the Plan and the exercise of the Option, the Awardee agrees to accept any liability for secondary Class 1 national insurance contributions (the “Employer NICs”) which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items. To accomplish the foregoing, the Awardee agrees to execute a joint election with the Company (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to the Awardee. The Awardee further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer. The Awardee further agrees that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in Section 9 of the Award Agreement.
Recoupment. Section 14 of the Award Agreement shall apply to the extent permitted under Applicable Law.
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